Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Mayfield Heights, Ohio 44124-4069 Tel. (440) 449-9600 • Fax (440) 449-9577

For Immediate Release
Thursday, November 4, 2004

NACCO INDUSTRIES, INC. ANNOUNCES
THIRD QUARTER 2004 RESULTS

     Mayfield Heights, Ohio, November 4, 2004 – NACCO Industries, Inc. (NYSE:NC) today announced net income for the third quarter of 2004 of $13.4 million, or $1.63 per share, compared with net income for the third quarter of 2003 of $11.7 million, or $1.43 per share. Revenues for the third quarter of 2004 were $668.0 million, an increase of 15 percent when compared to $582.0 million for the third quarter of 2003.

     The results for both periods reflect the adoption of Financial Accounting Standards Board Interpretation No. 46 (“FIN No. 46”), “Consolidation of Variable Interest Entities,” in 2003. As a result of the adoption of FIN No. 46, the Company no longer consolidates the financial statements of three of North American Coal’s wholly owned subsidiaries: The Coteau Properties Company, The Falkirk Mining Company and The Sabine Mining Company (collectively, the “project mines”). Deconsolidation decreased previously reported revenues for the three and nine months ended September 30, 2003 by $74.1 million and $204.5 million, respectively, but did not change reported net income. The pre-tax earnings of the project mines are now included in one line on the statement of operations entitled “Earnings of unconsolidated project mining subsidiaries.” In addition, while the assets and liabilities of the project mines are no longer consolidated within the Company’s consolidated balance sheets, the investment in the project mines and related income tax obligations are included.

     Net income for the nine months ended September 30, 2004 was $15.3 million, or $1.86 per share. This included a $9.1 million pre-tax restructuring and related inventory impairment charge recorded at Hamilton BeachtProctor-Silex in the first quarter of 2004 ($5.6 million after a tax benefit of $3.5 million). This compared with net income of $25.4 million, or $3.10 per share, for the first nine months of 2003, which included a net benefit of $1.2 million for the cumulative effect of a change in accounting for mine closing obligations recorded at both Bellaire and North American Coal in the first quarter of 2003.

Discussion of Results

NMHG Wholesale

     NMHG Wholesale reported net income of $5.1 million on revenues of $449.7 million for the third quarter of 2004 compared with net income of $1.6 million on revenues of $367.2 million for the third quarter of 2003.

     Revenues increased 22 percent in the third quarter of 2004 compared with the third quarter of 2003 primarily due to increased unit volumes in the Americas and Europe, a shift in mix to higher-priced lift trucks, primarily in the Americas, favorable foreign currency movements and increased parts volume. Lift truck shipments increased to 18,691 units in the third quarter of 2004 from 16,163 units in the third quarter of 2003. NMHG Wholesale’s worldwide backlog increased 33 percent to approximately 26,800 units at September 30, 2004 compared with 20,100 units at September 30, 2003 and increased nine percent from 24,700 units at June 30, 2004.

     Net income increased in the third quarter of 2004 compared with the third quarter of 2003 as a result of the positive impact of increased unit and parts volume and the recognition of a $6.7 million pre-tax anti-dumping settlement award from U.S. Customs. These favorable items were partially offset by increased material costs of $14.8 million pre-tax, particularly as a result of increased commodity costs for steel. As these trends became apparent early in 2004, NMHG Wholesale implemented price increases in response to material cost increases. These price increases have begun to offset the cost increases, although the full benefit has not yet been realized.

     For the nine months ended September 30, 2004, NMHG Wholesale reported net income of $12.0 million on revenues of $1.3 billion compared with net income of $12.6 million on revenues of $1.1 billion for the first nine months of 2003.

NMHG Wholesale – Outlook

     The company expects stronger lift truck markets in the fourth quarter of 2004 and in 2005 in the Americas and Asia-Pacific, and relatively flat lift truck markets in Europe compared with prior periods. While third quarter backlog rose significantly compared with a year ago and orders are anticipated to remain strong, NMHG Wholesale anticipates that its unit shipment levels for the fourth quarter of 2004 and in 2005 will increase at controlled rates to accommodate the phase in of newly designed products at its manufacturing facilities in the first quarter of 2005. Nevertheless, NMHG Wholesale expects to continue to have increased volumes over 2003 and 2004 levels in the fourth quarter of 2004 and in 2005, respectively.

     Despite the stronger lift truck markets, NMHG Wholesale expects the fourth quarter of 2004 and the 2005 year to be challenging as the company works to moderate cost increases, which are largely steel related, as well as to recover these increased material costs through price increases. NMHG Wholesale is hopeful that price increases as well as cost reduction efforts will help mitigate the effects of the increased material costs in the fourth quarter and in 2005, when additional programs related to its new product development, global procurement, manufacturing restructuring and quality enhancement programs should also have an impact. Further, the company continues to monitor material cost increases on a regular basis and evaluate the need and potential for future price increases. As a result, in September 2004, NMHG Wholesale implemented further price increases, the effect of which will not be realized until 2005.

     In addition, the company is currently completing several significant program initiatives that increase costs and inefficiencies in the near term. These are expected to affect operating results unfavorably until their completion in 2005 and 2006. In particular, product development and product introduction costs related to the new product development programs are expected to continue at current high levels through 2005, while costs attributable to the manufacturing restructuring program are anticipated to decline. The company expects to complete the Americas portion of its manufacturing restructuring program, including the rearrangement of the layout of its production lines, by the end of 2005 with a consequent reduction in manufacturing costs and an improvement in productivity. The Europe restructuring program is expected to be complete by the end of 2006.

     Although global lift truck markets are expected to return to average pre-recession levels by the end of 2004, which is sooner than originally anticipated, the Americas market, which has a significant effect on NMHG Wholesale results, is expected to take longer to return to these levels. Also, NMHG Wholesale’s various long-term programs, in particular significant new product development programs, are expected to enhance profitability and generate growth as they begin to mature, particularly in the 2006-2008 period. The company has scheduled the initial introduction of the next wave of these new products for early 2005, with expected introduction of all of these products by the end of 2008.

NMHG Retail

     NMHG Retail, which includes the required elimination of intercompany transactions between NMHG Wholesale and NMHG’s wholly owned retail dealerships, reported a net loss for the third quarter of 2004 of $0.7 million compared with net income of $1.0 million for the third quarter of 2003. Revenues increased to $44.8 million for the quarter ended September 30, 2004 from $40.7 million for the quarter ended September 30, 2003. Revenues increased primarily as a result of favorable foreign currency movements in Europe and Asia-Pacific and increased sales volumes in Europe, partially offset by a decrease in sales volumes in Asia-Pacific compared with the third quarter of last year.

     The change to a net loss in the 2004 third quarter from net income in the 2003 third quarter is primarily the result of the non-recurrence of a $2.8 million tax benefit realized in the third quarter of 2003, partially offset by improved operating results, primarily from improved rental margins in Asia-Pacific.

     For the nine months ended September 30, 2004, NMHG Retail had a net loss of $4.6 million compared with a net loss of $1.0 million for the first nine months of 2003. Revenues for the nine months ended September 30, 2004 were $144.5 million compared with $116.3 million in the prior year.

NMHG Retail – Outlook

     NMHG Retail expects to continue programs to improve the performance of its wholly owned dealerships in the fourth quarter of 2004 and in 2005 in order to meet its objective of achieving and sustaining at least break-even results while building market position.

NACCO Housewares Group

     NACCO Housewares Group, which includes NACCO’s Hamilton BeachtProctor-Silex and Kitchen Collection subsidiaries, reported net income of $4.4 million for the third quarter of 2004 on revenues of $143.7 million compared with net income of $5.2 million for the third quarter of 2003 on revenues of $151.2 million.

     Housewares’ revenues decreased in the third quarter of 2004 compared with the third quarter of 2003 as a result of reduced revenues at Hamilton BeachtProctor-Silex, primarily from lower sales volumes in the U.S. consumer and commercial markets and lower average sale prices, and the effect of the weak retail environment on Kitchen Collection revenues. Kitchen Collection experienced an increase in the average sales transaction, along with increased sales from new stores. However, these increases were offset by reduced customer visits at comparable stores, which were largely caused by high gasoline prices and reduced traffic in areas affected by hurricanes. The number of Kitchen Collection stores increased to 187 stores at September 30, 2004 from 179 stores at September 30, 2003.

     Housewares’ net income declined in the third quarter of 2004 compared with the third quarter of 2003 as a result of reduced net income at both Hamilton BeachtProctor-Silex and Kitchen Collection. The decrease in net income at Hamilton BeachtProctor-Silex was mainly attributable to lower margins related to the factors affecting sales and the non-recurrence of a favorable adjustment related to product liability settlements in the third quarter of 2003, offset by favorable variances on shipping costs related to sourced products. Kitchen Collection’s net income declined as a result of reduced comparable store sales.

     For the nine months ended September 30, 2004, NACCO Housewares Group had a net loss of $0.8 million on revenues of $382.7 million compared with net income of $3.3 million on revenues of $385.5 million for the first nine months of 2003. Results for the nine months ended September 30, 2004 include a $9.1 million pre-tax charge, or $5.6 million after a tax benefit of $3.5 million, recorded in the first quarter of 2004 related to a restructuring program currently being implemented at Hamilton BeachtProctor-Silex’s manufacturing facilities. Subsequent to the first quarter 2004, the restructuring charge was reduced by $0.4 million as more current information became available.

NACCO Housewares Group – Outlook

     NACCO Housewares Group is cautiously optimistic that markets for its consumer goods will strengthen in the fourth quarter of 2004 and in 2005 compared with prior periods, although volume prospects from current and new products are dependent on the need for and acceptance of the company’s products within the housewares retail environment and fluctuating gasoline prices.

     Continued product innovation, reduced costs, strong brands and enhanced channel sales programs are expected to help NACCO Housewares Group maintain and strengthen its leading market positions. At Hamilton BeachtProctor-Silex, the company is hopeful that the continued strong sales of the Hamilton Beach® Brewstation™ coffeemaker and additional placements of other new products will continue to affect revenues and operating profit positively in the fourth quarter of 2004 and increasingly in 2005. New products already being introduced by Hamilton BeachtProctor-Silex, such as the Hamilton Beach® Eclectrics™ line of electric appliances and Traditions™ by Proctor-Silex®, are anticipated to generate additional product placements in 2005. However, increased advertising expenses to support product offerings will partially offset any improved margins from the resulting increased sales in the fourth quarter of 2004. Advertising expenses are likely to have a reduced impact on operating results in 2005.

     Hamilton BeachtProctor-Silex is continuing programs, including manufacturing restructuring and cost reduction programs, begun in earlier years, which are designed to reduce operating costs and improve manufacturing efficiencies. Additionally, the manufacturing restructuring program announced in the first quarter of 2004 is anticipated to contribute to improved results, excluding future charges for this program, in the fourth quarter of 2004 and in 2005. However, as previously announced, Hamilton BeachtProctor-Silex anticipates future additional charges totaling approximately $1.5 million related to this manufacturing restructuring program through the end of 2006, which will negatively affect future periods, including approximately $0.9 million in the fourth quarter of 2004. These charges are in addition to the $9.1 million pre-tax charge incurred in the first quarter of 2004 related to this program. These actions are designed to reduce Hamilton BeachtProctor-Silex’s manufacturing inefficiencies attributable to excess capacity to minimal levels by 2006. The company also expects margin improvements from increased sourcing of products from China as a result of this program.

     Kitchen Collection expects strong 2004 fourth quarter sales as a result of the opening of temporary store locations for the holiday season and increased internet sales. However, continued high gasoline prices over the remainder of 2004 and the residual effects of the hurricanes could adversely affect the number of customer visits, and thus revenues. Long-term, Kitchen Collection expects to continue programs to enhance its merchandise mix, optimize store selling space, close non-performing stores and prudently open new stores, expand internet sales, expand offerings of private label lines, including Hamilton Beach® and Proctor-Silex®-branded non-electric products and develop new store formats, including Gadgets and More®, while aggressively managing costs.

North American Coal

     North American Coal’s net income for the third quarter of 2004 increased to $5.2 million from $3.8 million for the third quarter of 2003.

     Lignite coal deliveries for the company’s consolidated mines totaled 2.0 million tons during the third quarter of 2004 compared with 1.8 million tons delivered during the third quarter of 2003. The company’s unconsolidated project mines delivered 7.2 million tons of lignite coal during the third quarter of 2004 compared with 7.3 million tons delivered in the third quarter of 2003. North American Coal’s limerock dragline operations delivered 4.5 million cubic yards of limerock in the third quarter of 2004 compared with deliveries of 2.5 million cubic yards in the same period of 2003. Increased limerock deliveries were primarily attributable to the start-up of new limerock dragline operations in the fourth quarter of 2003 and the second quarter of 2004.

     Net income increased in the third quarter of 2004 compared with the third quarter of 2003 primarily as a result of increased royalty income, lower interest expense, a slight improvement in equity income from the unconsolidated project mines and a decrease in the effective income tax rate in the third quarter of 2004 compared with the third quarter of 2003. These increases were partially offset by increased costs at the Mississippi Lignite Mining Company primarily because certain mining costs are no longer capitalized now that the mine has completed its development period.

     For the nine months ended September 30, 2004, North American Coal’s net income was $14.7 million compared with $10.3 million for the first nine months of 2003. Results for 2003 included a first quarter charge for the cumulative effect of an accounting change for mine closing obligations of $1.3 million.

North American Coal – Outlook

     North American Coal anticipates that both the consolidated mines and the unconsolidated project mines will continue to perform well in the fourth quarter of 2004 and in 2005, with improvements mainly at the consolidated mines as a result of improved operating results at the San Miguel Lignite Mining Operations. Royalty income is also expected to remain at increased levels in the fourth quarter of 2004 and then decrease slightly in 2005.

     Over the longer term, results at the Mississippi Lignite Mining Company and the San Miguel Lignite Mining Operations are expected to improve considerably in 2006 and 2007 as a result of improved operating conditions and contract changes, respectively. In addition, North American Coal expects to continue its efforts to develop new domestic coal projects and is encouraged that more new project opportunities may become available given current high prices for natural gas, the main competing power plant fuel. Further, the company continues to pursue additional non-coal mining opportunities, including additional limerock mining projects.

# # # #

     In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Friday, November 5, 2004, at 11:00 a.m. eastern time. The call may be accessed by dialing (800) 946-0742 or over the Internet through NACCO Industries’ Web site at www.nacco.com or at www.ccbn.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. The online archive of the broadcast will be available for 72 hours on the NACCO Web site.

     For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax expense or benefit have been included. Certain after-tax amounts are considered a non-GAAP measure in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company’s net income (loss).

     The statements contained in the news release that are not historical facts are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary’s operations include, without limitation:

     NACCO Materials Handling Group (“NMHG”): (1) changes in demand for lift trucks and related aftermarket parts and service on a worldwide basis, especially in the U.S. where NMHG derives a majority of its sales, (2) changes in sales prices, (3) delays in delivery or changes in costs of raw materials or sourced products and labor, (4) customer acceptance of, changes in the prices of, or delays in the development of new products, (5) delays in manufacturing and delivery schedules, (6) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (7) product liability or other litigation, warranty claims or returns of products, (8) delays in or increased costs of restructuring programs, (9) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement initiatives, (10) acquisitions and/or dispositions of dealerships by NMHG, (11) changes mandated by federal and state regulation including health, safety or environmental legislation and (12) the uncertain impact on the economy or the public’s confidence in general from terrorist activities and the impact of the situation in Iraq.

     NACCO Housewares Group: (1) changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric appliances, (2) bankruptcy of or loss of major retail customers or suppliers, (3) changes in costs, including transportation costs, of raw materials, key component parts or sourced products, (4) delays in delivery or the unavailability of raw materials, key component parts or sourced products, (5) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton BeachtProctor-Silex buys, operates and/or sells products, (6) product liability, regulatory actions or other litigation, warranty claims or returns of products, (7) increased competition, (8) customer acceptance of, changes in costs of, or delays in the development of new products, (9) delays in or increased costs of restructuring programs, (10) weather conditions, gasoline prices or other events that would affect the number of customers visiting Kitchen Collection stores and (11) the uncertain impact on the economy or the public’s confidence in general from terrorist activities and the impact of the situation in Iraq.

     North American Coal: (1) weather conditions, extended power plant outages or other events that would change the level of customers’ lignite or limerock requirements, (2) weather or equipment problems that could affect lignite or limerock deliveries to customers, (3) changes in repairs and maintenance, fuel or other similar costs, (4) costs to pursue and develop new mining opportunities, (5) changes in the U.S. economy, (6) changes in U.S. regulatory requirements, including changes in emission regulations and (7) changes in the power industry that would affect demand for North American Coal’s reserves.

     NACCO Industries, Inc. is an operating holding company with three principal businesses: lift trucks, housewares and lignite coal mining. NACCO Materials Handling Group, Inc. designs, engineers, manufactures, sells, services and leases a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and Yale® brand names. NACCO Housewares Group consists of Hamilton BeachtProctor-Silex, Inc., a leading designer, manufacturer, importer and marketer of small electric kitchen and household appliances, as well as commercial products for restaurants, bars and hotels, and The Kitchen Collection, Inc., a national specialty retailer of brand-name kitchenware, small electric appliances and related accessories. The North American Coal Corporation mines and markets lignite coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. For more information about NACCO Industries, visit the Company’s web site at www.nacco.com.

# # #

FOR FURTHER INFORMATION, CONTACT:
NACCO Industries, Inc.
Christina Kmetko
Manager-Finance
(440) 449-9669

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended
	September 30
		Restated for the	Deconsolidation
		adoption of FIN	of the Project	As Previously
		No. 46*	Mining	Reported
	2004	2003	Subsidiaries	2003
	(In millions, except per share data)
Total revenues	$668.0	$582.0	$(74.1)	$656.1

Gross profit	$112.2	$112.1	$(12.3)	$124.4

Earnings of unconsolidated project mining subsidiaries	$8.4	$8.2	$8.2	$—

Operating profit	$20.8	$24.8	$(4.1)	$28.9
Other income (expense)	(3.8)	(13.1)	4.1	(17.2)

Income before income taxes and minority interest	17.0	11.7	—	11.7
Income tax provision	3.7	0.4	—	0.4

Income before minority interest	13.3	11.3	—	11.3
Minority interest income	0.1	0.4	—	0.4

Net income	$13.4	$11.7	$—	$11.7

Earnings per share	$1.63	$1.43	$—	$1.43

Cash dividends per share	$0.4525	$0.3800	$—	$0.3800

Average shares outstanding	8.213	8.205	—	8.205

*	The Consolidated Financial Statements for the three and nine months ended September 30, 2003 have been restated to reflect the adoption of Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities.”

(All amounts are subject to annual audit by independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended
	September 30
		Restated for the	Deconsolidation
		adoption of FIN	of the Project	As Previously
		No. 46*	Mining	Reported
	2004	2003	Subsidiaries	2003
	(In millions)
Revenues
NACCO Materials Handling Group Wholesale	$449.7	$367.2	$—	$367.2
NACCO Materials Handling Group Retail (incl. elims.)	44.8	40.7	—	40.7

NACCO Materials Handling Group	494.5	407.9	—	407.9
NACCO Housewares Group	143.7	151.2	—	151.2
North American Coal	29.8	22.9	(74.1)	97.0
NACCO and Other	—	—	—	—

	668.0	582.0	(74.1)	656.1
Depreciation, depletion and amortization
NACCO Materials Handling Group Wholesale	6.7	6.4	—	6.4
NACCO Materials Handling Group Retail (incl. elims.)	3.7	3.9	—	3.9

NACCO Materials Handling Group	10.4	10.3	—	10.3
NACCO Housewares Group	2.1	3.2	—	3.2
North American Coal	3.0	2.9	(8.2)	11.1
NACCO and Other	0.1	—	—	—

	15.6	16.4	(8.2)	24.6
Operating profit (loss)
NACCO Materials Handling Group Wholesale	4.7	7.1	—	7.1
NACCO Materials Handling Group Retail (incl. elims.)	0.5	(1.3)	—	(1.3)

NACCO Materials Handling Group	5.2	5.8	—	5.8
NACCO Housewares Group	8.4	11.4	—	11.4
North American Coal	7.8	7.9	(4.1)	12.0
NACCO and Other	(0.6)	(0.3)	—	(0.3)

	20.8	24.8	(4.1)	28.9
Other income (expense)
NACCO Materials Handling Group Wholesale	1.3	(6.4)	—	(6.4)
NACCO Materials Handling Group Retail (incl. elims.)	(1.6)	(1.4)	—	(1.4)

NACCO Materials Handling Group	(0.3)	(7.8)	—	(7.8)
NACCO Housewares Group	(1.3)	(2.8)	—	(2.8)
North American Coal	(1.9)	(2.3)	4.1	(6.4)
NACCO and Other	(0.3)	(0.2)	—	(0.2)

	(3.8)	(13.1)	4.1	(17.2)
Net income (loss)
NACCO Materials Handling Group Wholesale	5.1	1.6	—	1.6
NACCO Materials Handling Group Retail (incl. elims.)	(0.7)	1.0	—	1.0

NACCO Materials Handling Group	4.4	2.6	—	2.6
NACCO Housewares Group	4.4	5.2	—	5.2
North American Coal	5.2	3.8	—	3.8
NACCO and Other	(0.6)	0.1	—	0.1

	$13.4	$11.7	$—	$11.7

*	The Consolidated Financial Statements for the three and nine months ended September 30, 2003 have been restated to reflect the adoption of Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities.”

(All amounts are subject to annual audit by independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Nine Months Ended
	September 30
		Restated for the	Deconsolidation
		adoption of FIN	of the Project	As Previously
		No. 46*	Mining	Reported
	2004	2003	Subsidiaries	2003
	(In millions, except per share data)
Total revenues	$1,926.5	$1,709.0	$(204.5)	$1,913.5

Gross profit	$322.8	$317.3	$(36.8)	$354.1

Earnings of unconsolidated project mining subsidiaries	$24.1	$24.6	$24.6	$—

Operating profit	$40.1	$66.9	$(12.2)	$79.1
Other income (expense)	(26.0)	(37.9)	12.2	(50.1)

Income before income taxes, minority interest and cumulative effect of accounting change	14.1	29.0	—	29.0
Income tax provision (benefit)	(0.7)	5.7	—	5.7

Income before minority interest and cumulative effect of accounting change	14.8	23.3	—	23.3
Minority interest income	0.5	0.9	—	0.9

Income before cumulative effect of accounting change	15.3	24.2	—	24.2
Cumulative effect of accounting change, net-of-tax	—	1.2	—	1.2

Net income	$15.3	$25.4	$—	$25.4

Earnings per share:
Income before cumulative effect of accounting change	$1.86	$2.95	$—	$2.95
Cumulative effect of accounting change, net-of-tax	—	0.15	—	0.15

Net income	$1.86	$3.10	$—	$3.10

Cash dividends per share	$1.2225	$0.8800	$—	$0.8800

Average shares outstanding	8.211	8.203	—	8.203

*	The Consolidated Financial Statements for the three and nine months ended September 30, 2003 have been restated to reflect the adoption of Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities.”

(All amounts are subject to annual audit by independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Nine Months Ended
	September 30
		Restated for the	Deconsolidation
		adoption of FIN	of the Project	As Previously
		No. 46*	Mining	Reported
	2004	2003	Subsidiaries	2003
	(In millions)
Revenues
NACCO Materials Handling Group Wholesale	$1,316.5	$1,139.0	$—	$1,139.0
NACCO Materials Handling Group Retail (incl. elims.)	144.5	116.3	—	116.3

NACCO Materials Handling Group	1,461.0	1,255.3	—	1,255.3
NACCO Housewares Group	382.7	385.5	—	385.5
North American Coal	82.7	68.1	(204.5)	272.6
NACCO and Other	0.1	0.1	—	0.1

	1,926.5	1,709.0	(204.5)	1,913.5
Depreciation, depletion and amortization
NACCO Materials Handling Group Wholesale	20.0	19.6	—	19.6
NACCO Materials Handling Group Retail (incl. elims.)	11.7	13.0	—	13.0

NACCO Materials Handling Group	31.7	32.6	—	32.6
NACCO Housewares Group	6.8	9.6	—	9.6
North American Coal	8.8	8.3	(24.6)	32.9
NACCO and Other	0.1	0.1	—	0.1

	47.4	50.6	(24.6)	75.2
Operating profit (loss)
NACCO Materials Handling Group Wholesale	22.8	36.3	—	36.3
NACCO Materials Handling Group Retail (incl. elims.)	(2.1)	(2.2)	—	(2.2)

NACCO Materials Handling Group	20.7	34.1	—	34.1
NACCO Housewares Group	1.3	12.0	—	12.0
North American Coal	23.6	21.2	(12.2)	33.4
NACCO and Other	(5.5)	(0.4)	—	(0.4)

	40.1	66.9	(12.2)	79.1
Other income (expense)
NACCO Materials Handling Group Wholesale	(10.4)	(19.7)	—	(19.7)
NACCO Materials Handling Group Retail (incl. elims.)	(4.9)	(3.5)	—	(3.5)

NACCO Materials Handling Group	(15.3)	(23.2)	—	(23.2)
NACCO Housewares Group	(4.2)	(6.5)	—	(6.5)
North American Coal	(5.7)	(6.9)	12.2	(19.1)
NACCO and Other	(0.8)	(1.3)	—	(1.3)

	(26.0)	(37.9)	12.2	(50.1)
Income (loss) before cumulative effect of accounting change
NACCO Materials Handling Group Wholesale	12.0	12.6	—	12.6
NACCO Materials Handling Group Retail (incl. elims.)	(4.6)	(1.0)	—	(1.0)

NACCO Materials Handling Group	7.4	11.6	—	11.6
NACCO Housewares Group	(0.8)	3.3	—	3.3
North American Coal	14.7	11.6	—	11.6
NACCO and Other	(6.0)	(2.3)	—	(2.3)

	15.3	24.2	—	24.2
Cumulative effect of accounting change, net of $0.7 tax expense	—	1.2	—	1.2

Net income	$15.3	$25.4	$—	$25.4

*	The Consolidated Financial Statements for the three and nine months ended September 30, 2003 have been restated to reflect the adoption of Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities.”

(All amounts are subject to annual audit by independent registered public accounting firm.)

NMHG HOLDING CO.*
UNAUDITED SELECTED FINANCIAL INFORMATION
(In millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003
Detail of other income (expense):
Interest expense	$(8.3)	$(8.6)	$(25.5)	$(25.9)
Interest income	0.6	0.7	1.4	2.0
Loss on interest rate swap agreements	—	(0.4)	(0.1)	(1.1)
Income from unconsolidated affiliates	1.1	0.7	3.7	2.4
U.S. Customs award	6.7	—	6.7	—
Other income (expense) - net	(0.4)	(0.2)	(1.5)	(0.6)

Total other income (expense)	$(0.3)	$(7.8)	$(15.3)	$(23.2)

Capital expenditures	$8.8	$7.6	$27.0	$18.4

	September 30	December 31
	2004	2003
Cash and cash equivalents	$30.4	$61.3

Debt
Senior notes	$247.7	$247.5
Revolving credit agreements	9.1	17.1
Capital lease agreements and other debt	30.4	43.1

Total debt	$287.2	$307.7

Stockholder’s equity	$430.3	$424.8

*	NMHG Holding Co., a wholly owned subsidiary of NACCO Industries, Inc., issued $250.0 million of 10% Senior Notes, on May 9, 2002 which are registered with the SEC.

(All amounts are subject to annual audit by independent registered public accounting firm.)